Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-209940 on Form S-1 of our report dated March 4, 2016 (May 31, 2016 as to the effects of the common stock split discussed in Note 21), relating to the consolidated financial statements of Atkore International Group Inc. and subsidiaries appearing in the Prospectus, which is a part of such Registration Statement, and of our report dated March 4, 2016 (May 31, 2016 as to the effects of the common stock split discussed in Note 4), relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

May 31, 2016